                             AMENDMENT TO AGREEMENTS

         THIS AMENDMENT TO AGREEMENTS ("AMENDMENT") is made and entered into as of July 29, 2002, by and between MINDARROW SYSTEMS, INC., a corporation organized under the laws of the State of Delaware (the "COMPANY"), and the parties ("PURCHASERS") set forth on the execution pages hereof, and amends that certain Securities Purchase Agreement ("SPA") and Investors' Rights Agreement ("IRA"), each dated as of June 12, 2002, to which the Company and the Purchasers are parties. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the SPA, as amended hereby.

                                   WITNESSETH

         WHEREAS, the Lead Investor has an obligation under the SPA to purchase a total of 3,100,000 Shares in the Second Closing for an aggregate Second Investment Amount of $1,240,000 and an obligation under the SPA, under the terms and conditions contained therein, to purchase a total of 2,500,000 in Demand Shares;

         WHEREAS, the Lead Investor has indicated to the Company its desire to amend certain of their obligations under the SPA and extend the timing of the Second Closing and purchase of Demand Shares under the SPA;

         WHEREAS, the Company has scheduled a special meeting of its stockholders to consider and vote upon the approval of the sale of securities in the Second Closing, which the Company intends to reschedule to approximately the week of August 5, 2002, subject to disclosure of this Amendment to the Company's stockholders and compliance with the rules and regulations of the Securities and Exchange Commission and Nasdaq (as rescheduled, the "SPECIAL MEETING"); and

         WHEREAS, the parties desire to amend the SPA and IRA in an effort to provide to the Company substantially the same benefits under those agreements.

         NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    AGREEMENT

1.       AMENDMENT TO SECURITIES PURCHASE AGREEMENT.

         1.1 Section 2.2(d) of the SPA is hereby deleted in the entirety and replaced with the following:

                  "(d) Subject to the satisfaction (or waiver) of the conditions thereto set forth in Section 6 and Section 7 below, the sale of Shares for the Second Investment Amount (the "SECOND CLOSING(S)") shall occur in two closings, with (a) a closing for $700,000 to occur no later than the third business day after the affirmative vote at the Special Meeting (as it may be rescheduled) of the issuance of shares of Common Stock and Warrants in the Second Closing, and (b) a closing for the remaining $540,000 to occur no later than forty-five (45) days thereafter, provided, however, that the Lead Investor and the management of the Company shall cooperate during such 45-day period to solicit other investors to participate in the purchase of all or a portion of the $540,000 in Shares remaining to be purchased on substantially the same terms as those called for in the SPA. The date on which the $1,240,000 shall have been invested in full shall be referred to as the "SECOND CLOSING DATE". The Second Closings shall occur at the Los Angeles offices of Buchalter, Nemer, Fields & Younger, P.C. or at such other place as Lead Investor and the Company may otherwise mutually agree."

         1.2 The Lead Investor and EastWest Venture Group, LLC hereby (a) waive the conditions to the Second Closing set forth in (i) Section 7.9 of the SPA that there shall not have occurred any Material Adverse Effect from the date of the SPA through the Second Closing Date and (ii) Section 7.5 of the SPA to the extent it requires that the representations and warranties in Section 4.7 be true and correct at the time of the Second Closing, in each case as to any factual matters disclosed or made known to the Lead Investor as of the date hereof and only as to those matters involving the financial or sales performance of the Company, and (b) agree to extend the times of the Special Meeting and Second Closing Date to the times contemplated in this Amendment.

         1.3 Section 5.14 of the SPA is hereby deleted in the entirety and replaced with the following:

                  "5.14 Future Common Stock Purchases. The Lead Investor agrees to buy one (1) additional share of Common Stock for every three (3) shares of Common Stock (the "DEMAND Shares") originally purchased by the Purchasers under this Agreement at a purchase price of $.40 per share upon a written demand (the "DEMAND") from the Company that is authorized by a resolution passed by a majority of the Board of Directors. For each Demand Share purchased by the Lead Investor, or its assignee, the Company shall issue to the Lead Investor, or its assignee, a total of 0.15 Advisory Warrants, 0.6 Consulting Warrants,
         0.25 Re-Set Warrants and 0.15 Exclusivity Warrants. The Board of Directors requesting the Demand must include as members of the Board the two directors representing the Lead Investor as set forth in
         Section 3.4 of the Investors' Rights Agreement and Section 7.12 in this Agreement, provided, however, that if two directors representing the Lead Investor have not yet been appointed to the Board of Directors and the Company is not in breach of its obligations set forth in Section
         3.4 of the Investors' Rights Agreement, then the Board of Directors requesting the Demand must include at least the number of directors representing the Lead Investor at such time. The purchase of the Demand Shares by the Lead Investor, or assignees of the Lead Investor, is conditioned upon shareholder approval of the issuance of the Demand Shares. The Lead Investor agrees to purchase Demand Shares within the later of: (i) 30 days of receipt of the Demand by the Lead Investor or
         (ii) sixty (60) days after the earlier of the closing of the Company's proposed merger with Category 5 Technologies, Inc., pursuant to that certain Agreement and Plan of Merger dated July 12, 2002, or the date such agreement is terminated pursuant to its provisions (the "C5 DETERMINATION DATE"). The Demand may be once or in multiple partial closings, and must be received by the

         Lead Investor no later than nine months after the C5 Determination Date. The Demand may be for the Lead Investor to purchase a lesser number of Demand Shares than the maximum number of Demand Shares allowed under this Section 5.14. Any sale of the Demand Shares shall be upon the same terms and conditions as those contained in this Agreement and subject to the execution and delivery of a securities purchase agreement substantially similar in form to this Agreement."

         1.4 Section 7.12 of the SPA is hereby deleted in the entirety and replaced with the following:

         "7.12 Directors. As a condition to the Second Closing, the Board of Directors shall appoint a nominee of the Lead Investor to fill the vacancy on the Board of Directors until the next annual meeting, provided that the Lead Investor has made such a nomination within a reasonable time prior to the Second Closing Date and such nomination is made in accordance with Section 3.4(a) of the Investors' Rights Agreement. Before the Second Closing, the Company must also comply with and meet the requirements of Section 3.3 of the Investors' Rights Agreement."

         1.5 Annex I to the SPA is hereby deleted in the entirety and replaced with the following:

                               UNDERLYING SHARES        UNDERLYING SHARES PER
                                PER WARRANT AT               WARRANT AT
    WARRANTS                   INITIAL CLOSING             SECOND CLOSING
 ---------------               ---------------             --------------
Advisory Warrants                      900,000                225,000
Consulting Warrants                  3,600,000                900,000
Re-Set Warrants                      1,100,000                775,000


2.       AMENDMENT TO INVESTORS' RIGHTS AGREEMENT.

         2.1 Section 3.1(d) of the IRA is hereby amended so that the words "issued prior to the date hereof" in clause (vii) are deleted.

         2.2 Until the Second Closing has occurred, the obligations of the Company under Section 3.2 of the IRA shall be suspended. Upon the Second Closing, Section 3.2 of the IRA shall become effective but shall be revised in the entirety to read as follows:

                  "3.2     Protective Provisions.

                  (a) The Company shall not take any of the following actions without the prior approval of the Board of Directors:

                           (i) Incurring third party indebtedness above
$100,000;

                           (ii) Incurring any capital expenditure above
$100,000;

                           (iii) Appointment or removal of the Chief Executive
Officer, Chief Operating Officer, and/or Chief Financial Officer;

                           (iv) Sale of any material assets (including but not
limited to intellectual property);

                           (v) Issuance, sale, redemption or repurchase of any
of the Company's securities, except for the issuance and sale of securities pursuant to the Securities Purchase Agreement; or

                           (vi) Change or alteration in the nature of the
Company's business.

                  (b) The Company shall not take any of the following actions without the prior written approval of the Lead Investor:

                           (i) Sale (directly or indirectly, in a single
transaction or series of related transactions) of the Company whether through
(A) the disposition of all or substantially all of the assets or businesses of the Company, (B) the sale or issuance to a purchaser of all or substantially all of the outstanding Common Stock and/or Preferred Stock of the Company, or (C) the merger or consolidation of the Company with or into another entity, provided, however, (X) that such approval shall not be unreasonably withheld, and (Y) such approval shall not be required if the Lead Investor is entitled to receive, as a result of such transaction, any benefits or value in addition to that which it would receive as a holder of stock or other securities of the Company;

                           (ii) Distributions of cash to equity holders;

                           (iii) Transactions with any Affiliates of the
Company, other than direct or indirect subsidiaries of the Company;

                           (iv) Change in the number of authorized directors;
and

                           (v) Liquidation or dissolution of the Company or a
reclassification of its outstanding capital stock.

In order to obtain the approval of the Lead Investor, the Company must provide at least ten (10) days' prior written notice to the Lead Investor of its intention to undertake such action(s) along with additional written information concerning the proposed action(s) to enable the Lead Investor to form a reasonable judgment. After receipt of such notice, the Lead Investor will have ten (10) days to approve or deny such proposed action(s) by written notice, if no notice of approval or denial is received by the Company within such timeframe then the action(s) contained in the original notice by the Company will be deemed to have been approved by the Lead Investor pursuant to this Section 3.2(b)."

         2.3 Sections 3.4(a) and (b) of the IRA are hereby deleted in the entirety and replaced with the following:

                  "(a) The Company has agreed to appoint Merv Adelson to the Board of Directors as a nominee of the Lead Investor and will use its commercially reasonable best efforts to encourage the Board of Directors to appoint another nominee, who would be an Independent Director, to the Board of Directors, effective upon the Second Closing. Thereafter, the Company covenants and agrees that the Board of Directors will nominate the two (2) individuals recommended by the Lead Investor, at least one of whom would be an Independent Director, and will put forth their reasonable best efforts to effect the election of such directors. Each Investor covenants and agrees that such Investor will vote its shares of Common Stock for the election of the two individuals designated by the Lead Investor to the Company's Board of Directors."

                  "(b) If a designee of any of the Investors nominated and elected to the Board of Directors pursuant to this Section 3.4 resigns or is removed from or vacates such position for any reason prior to the expiration of his or her term as a director of the Company, the Lead Investor shall have the right to select a replacement designee, at least one of whom would be an Independent Director, and the Company shall cause its directors to nominate such replacement designee for the Board of Directors and the Investors shall vote their shares of Common Stock at any regular or special meeting called for the purpose of filling positions on the Board of Directors, or in any written consent executed in lieu of such a meeting of stockholders, and shall take all other actions necessary to aid in the election to the Board of Directors of such replacement designee to fill the unexpired term of the designee whom such new designee is replacing."

         2.4 Section 4.13 of the IRA is hereby deleted in the entirety and replaced with the following:

                  "4.13 Termination. This Agreement shall terminate as to each Investor, when such Investor no longer owns any Shares or no longer has any Warrants or the Exclusivity Warrant outstanding or, if sooner, twenty-four (24) months after the effectiveness of a registration statement covering the Shares or shares underlying any Warrants."

3.       RE-SET WARRANTS.

         3.1 The Re-Set Warrants issued to EastWest Venture Group LLC on or about June 12, 2002 shall be amended so that the first sentence of the first paragraph shall read as follows:

         "MindArrow Systems, Inc., a Delaware corporation (the "COMPANY"), hereby issues to EastWest Venture Group LLC (the "HOLDER") this warrant (the "WARRANT") to purchase 912,500 shares of the Company's common stock, $0.001 par value (the "COMMON STOCK"), at any time or from time to time during the period beginning from the Second Closing Date (as defined in the Securities Purchase Agreement dated June 12, 2002, as amended, to which the Company and the Holder are parties) and continuing for one year thereafter (or any earlier date specified by the Company in a written notice given by the Company to the Holder) at the Exercise Price if and when, during such period, the Company's Common Stock trades for 20 consecutive Trading Days at an average Closing Price of less than $0.40 per share."

         3.2 Upon execution of this Amendment by any of the other Purchasers who hold Re-Set Warrants, such other Re-Set Warrants shall be amended in a manner consistent with the amendment to the Re-Set Warrants described in Section 3.1 above.

4. EXPENSES. The Lead Investor shall reimburse the Company for its actual costs and expenses (including legal fees and expenses) up to $10,000 incurred by the Company in connection with discussing, negotiating and documenting the changes set forth in this Amendment and preparing and circulating revisions to the proxy statement for the Company's Special Meeting of Stockholders to approve the Second Closing. Such costs and expenses shall be reimbursed to the Company by way of an offset to the amounts due to the Lead Investor by the Company under
Section 5.5 of the SPA.

5.       REDUCTION IN EXCLUSIVITY WARRANTS.

         5.1 The "Exclusivity Warrant" issued to East-West Capital Associates, Inc. on June 12, 2002 shall be amended effective immediately to reduce the number of shares for which the warrant is exercisable from 871,428 shares to 496,428 shares.

6.       MERGER WITH CATEGORY 5.

         6.1 Concurrently with the execution of this Agreement, each of East-West Capital Associates, Inc. and EastWest Venture Group LLC shall execute and deliver to the Company the Voting Agreement relating to the merger of the Company with Category 5 Technologies, Inc., substantially in the form attached hereto as Exhibit A.

         6.2 East-West Capital Associates, Inc. hereby consents, pursuant to
Section 3.2(b) of the IRA, to an increase in the size of the Board of Directors of the Company to at least nine (9) members in connection with the closing of the proposed merger with Category 5 Technologies, Inc.

7.       MISCELLANEOUS.

         7.1 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California as such laws apply to agreements among California residents made and to be performed entirely within the State of California.

         7.2 Entire Amendment. This Amendment constitutes the entire agreement among the parties pertaining to the subject matter hereof and supercedes any and all prior or contemporaneous amendments relating to the subject matter hereof. Except as expressly amended hereby, the SPA and the IRA shall remain unchanged and in full force and effect. This

Amendment shall be deemed part of and is hereby incorporated into the SPA and the IRA, as appropriate. To the extent that any term and conditions of the SPA or the IRA shall contradict or be in conflict with any terms or conditions of this Amendment, the terms and conditions of this Amendment shall control.

         7.3 Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart.

         7.4 Amendments. This Amendment may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only in accordance with the Amendment provisions of the SPA or the IRA, as appropriate.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT TO AGREEMENTS as of the date first above written.



                                         MINDARROW SYSTEMS, INC.


                                         By:      /s/ Robert Webber
                                             -----------------------------------
                                         Name:    Robert Webber
                                         Its:     Chief Executive Officer

                                         Address: 2120 Main Street, Suite 200
                                                     Huntington Beach, CA  92648




                    SIGNATURE PAGE TO AMENDMENT TO AGREEMENTS

(Signature page to Amendment to Agreements - continued)


                                 EAST-WEST CAPITAL ASSOCIATES, INC.,
                                 a California corporation


                                 By:      /s/ Gary Adelson
                                     -------------------------------------------
                                 Name:    Gary Adelson
                                 Its:     Vice President

                                 Address: 10900 Wilshire Boulevard, Suite 950 Los Angeles, California 90024



                                 EASTWEST VENTURE GROUP, LLC,
                                 a California limited liability company


                                 By:      /s/ Gary Adelson
                                     -------------------------------------------
                                 Name:  Gary Adelson
                                 Its:     Partner

                                 Address: 10900 Wilshire Boulevard, Suite 950 Los Angeles, California 90254





                    SIGNATURE PAGE TO AMENDMENT TO AGREEMENTS

                                                                       EXHIBIT A

                                VOTING AGREEMENT

         In consideration of MindArrow Systems, Inc., a Delaware corporation ("Parent"), MindArrow Acquisition Corp., a Delaware corporation ("Merger Sub"), and Category 5 Technologies, Inc., a Nevada corporation (the "Company"), entering into the Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which the Company, upon the terms and subject to the conditions thereof, will merge with and into Merger Sub (the "Merger"), and each outstanding share of Company Common Stock will be converted into the right to receive the Merger Consideration in accordance with the terms of the Merger Agreement, each of the undersigned holders (each, a "Stockholder") of shares of Parent Common Stock agrees with each of Parent, Merger Sub and the Company as follows:

         1. During the period (the "Agreement Period") beginning on the date hereof and ending on the earlier of (i) the Effective Time, or (ii) the date of termination of the Merger Agreement in accordance with its terms, each Stockholder hereby agrees to vote the shares of Parent Common Stock set forth opposite its name in Schedule A hereto and any voting securities of Parent that may be acquired after the date hereof (collectively, the "Schedule A Securities") to approve and adopt the Merger Agreement and the Merger (provided that the Stockholder shall not be required to vote in favor of the Merger Agreement or the Merger if the Merger Agreement has, without the consent of the Stockholder, been amended in any manner that is material and adverse to such Stockholder) and any actions directly and reasonably related thereto at any meeting or meetings of the stockholders of Parent, and at any adjournment thereof or pursuant to action by written consent, at or by which such Merger Agreement, or such other actions, are submitted for the consideration and vote of the stockholders of Parent so long as such meeting is held (including any adjournment thereof) or written consent adopted prior to the termination of the Agreement Period.

         2. During the Agreement Period, each Stockholder hereby further agrees to vote the Schedule A Securities to (i) elect each of the Director Nominees,
(ii) approve the Reverse Split or a reverse split based on a different ratio that is approved by the Board of Directors of Parent, (iii) approve the 2000 Incentive Plan Amendment, and (iv) approve the Restated Certificate and any actions directly and reasonably related thereto at any meeting or meetings of the stockholders of Parent, and at any adjournment thereof or pursuant to action by written consent, at or by which such Director Nominees and Proposals, as appropriate, are submitted for the consideration and vote of the stockholders of Parent so long as such meeting is held (including any adjournment thereof) or written consent is adopted prior to the termination of the Agreement Period.

         3. During the Agreement Period, each Stockholder hereby agrees that such Stockholder shall not enter into any voting agreement or grant a proxy or power of attorney with respect to the Schedule A Securities in any manner inconsistent with the obligations of such Stockholder under this Agreement.

         4. Each Stockholder hereby represents and warrants to the Company that as of the date hereof:

         (a) Such Stockholder (i) owns of record or beneficially all of the shares of Parent Common Stock set forth opposite the Stockholder's name in Schedule A hereto, (ii) has the full and unrestricted legal power, authority and right to enter into, execute and deliver this Voting Agreement without the consent or approval of any other person, and (iii) has not entered into any voting agreement or other similar agreement with or granted any person any proxy (revocable or irrevocable) in respect of such shares (other than this Voting Agreement).

         (b) This Voting Agreement is the valid and binding agreement of such Stockholder.

         (c) No investment banker, broker or finder is entitled to a commission or fee from such Stockholder, Parent or Merger Sub in respect of this Voting Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder.

         5. If any provision of this Voting Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining provisions of this Voting Agreement.

         6. This Voting Agreement may be executed in two or more counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

         7. The parties hereto agree that if, for any reason, any party hereto shall have failed to perform its obligations under this Voting Agreement, then the party seeking to enforce this Voting Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive relief. This provision is without prejudice to any other rights or remedies, whether at law or in equity, that any party hereto may have against any other party hereto for any failure to perform its obligations under this Voting Agreement.

         8. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of California.

         9. Each Stockholder will, upon request, execute and deliver any additional documents deemed by Parent to be reasonably necessary or desirable to complete and effectuate the covenants contained herein.

         10. This Agreement shall terminate upon the termination of the Agreement Period.

         11. No Stockholder shall sell, assign, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding in respect of the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Schedule A Securities during the term of this Agreement unless such Stockholder first provides written notice thereof to the Company and obtains a written agreement of the proposed transferee to be bound by the terms of this Agreement.

         12. Parent, Merger Sub and the Company understand and agree that this Agreement pertains only to each Stockholder and not to any of its affiliates, if any, or advisers.

         13. Parent, Merger Sub and the Company severally, but not jointly, represent and warrant to each Stockholder that there is no agreement, understanding or commitment, written or oral, to pay any consideration directly or indirectly in connection with the Merger or otherwise to or for the benefit of any holder of Company Common Stock or options thereon other than as set forth in the Merger Agreement (except, in the case of directors, employees, agents, customers, suppliers or contractors of the Company who are also holders, such consideration as is payable by the Company in the ordinary course of business, and except for amounts payable to officers, directors or employees in connection with or pursuant to any options or option, stock purchase, stock ownership or other employee benefit plans or agreements).

         14. Neither Parent, Merger Sub nor the Company will enter into any agreement with any other stockholder of Parent having a purpose or effect substantially similar to that of this Voting Agreement on financial terms (in respect of such other stockholder) more favorable than the terms of this Voting Agreement.

         15. Any Stockholder who is also a director or officer of Parent will not, by execution of this Agreement, be precluded from exercising his fiduciary duties under applicable Law in his capacity as a director or officer with respect to Parent and nothing herein will limit or affect, or give rise to any liability to a Stockholder by virtue of any actions taken by such Stockholder in his or her capacity as a director or officer of Parent.

         16. Nothing contained in this Voting Agreement shall be deemed to vest in Parent, Merger Sub or the Company any direct or indirect ownership or incidence of ownership of or with respect to any Schedule A Securities. All rights, ownership and economic benefits of and relating to the Schedule A Securities shall remain and belong to the applicable Stockholder and neither Parent, Merger Sub nor the Company shall have any power or authority to direct any Stockholder in the voting of any Schedule A Securities or the performance by any Stockholder of its duties or responsibilities as a stockholder of Parent, except as otherwise provided herein.

         17. All capitalized terms, not otherwise defined herein, shall have the meanings set forth in the Merger Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of July ___, 2002.

                                       MINDARROW SYSTEMS, INC., a Delaware
                                       corporation



                                       By:
                                          --------------------------------------
                                             Name:
                                             Title:



                                       MINDARROW ACQUISITION CORP., a Delaware
                                       corporation



                                       By:
                                          --------------------------------------
                                             Name:
                                             Title:



                                       CATEGORY 5 TECHNOLOGIES, INC., a Nevada
                                       corporation



                                       By:
                                          --------------------------------------
                                             Name:
                                             Title:

                                        STOCKHOLDERS:


                                        ----------------------------------------




                                        ----------------------------------------




                                        ----------------------------------------




                                        ----------------------------------------




                                        ----------------------------------------




                                        ----------------------------------------




                                        ----------------------------------------

                                   SCHEDULE A
                                       TO
                                VOTING AGREEMENT



   Stockholder                      Class                       Number of Shares
   -----------                      -----                       ----------------